EXHIBIT 3.2.2


                    AMENDMENT TO AMENDED AND RESTATED BYLAWS

                                       OF

                RELIANT ENERGY POWER GENERATION MERGER SUB, INC.

                       (hereinafter called the "Company")

Effective as of immediately after the Effective Time (as defined in the Agreement and Plan of Merger, dated as of September 26, 2001 ("Merger Agreement"), by and among Reliant Resources, Inc., a Delaware corporation, Reliant Energy Power Generation Merger Sub, Inc., a Delaware corporation and predecessor by merger to the Company, and the Company):

     Article II, Section 3 is hereby deleted in its entirety and replaced with the following (provided, however, that the definitions contained in Article II, Section 3 prior to giving effect to this amendment shall survive solely for purposes of Article V as effective as to any person within the scope of the first sentence of Section 5.12(a) of the Merger Agreement (a "Section 5.12(a) Indemnitee")):

               Section 3. SPECIAL MEETINGS. Unless otherwise prescribed by law or by the Certificate of Incorporation, special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Board of Directors, the Chairman of the Board, if any, the President or the Corporate Secretary of the Company and shall be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the capital stock of the Company issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Article V is hereby deleted in its entirety and replaced with the following (provided, however, that this amendment to Article V shall not be effective as to any Section 5.12(a) Indemnitee):

                                    Article V

                                 Indemnification

               SECTION 1. RIGHT TO INDEMNIFICATION. The Company shall indemnify and hold harmless each Indemnitee (as this and all other capitalized words are defined in Section 13 (Definitions) of this Article) to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended. The rights of an Indemnitee provided under the preceding sentence shall include, but not be limited to, the right to be indemnified to the fullest extent permitted by Section 145(b) of the DGCL in Proceedings by or in the right of the Company and to the fullest extent permitted by Section 145(a) of the DGCL in all other Proceedings.

               SECTION 2. EXPENSES. If an Indemnitee is, by reason of his Corporate Status, a witness in or is a party to any Proceeding, and is successful on the merits or otherwise, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the Indemnitee is a party to and is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to each such Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter.

               SECTION 3. REQUEST FOR INDEMNIFICATION. To obtain indemnification, an Indemnitee shall submit to the Corporate Secretary of the Company a written request with such information as is reasonably available to the Indemnitee regarding the basis for such claim for indemnification. The Corporate Secretary of the Company shall promptly advise the Board of Directors of such request. An Indemnitee shall be advanced Expenses, within ten days after requesting them, to the fullest extent permitted by Section 145(e) of the DGCL

               SECTION 4. DETERMINATION OF INDEMNIFICATION. The Indemnitee's entitlement to indemnification shall be determined in accordance with
          Section 145(d) of the DGCL. If entitlement to indemnification is to be determined by Independent Counsel, the Company shall furnish notice to the Indemnitee within ten days after receipt of the request for indemnification, specifying the identity and address of the Independent Counsel. The Indemnitee may, within 14 days after receipt of such written notice of selection, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis of such assertion. If there is an objection to the selection of Independent Counsel, either the Company or the Indemnitee may petition the Court of Chancery of the State of Delaware or any other court of competent jurisdiction for a determination that the objection is without a reasonable basis and/or for the appointment of Independent Counsel selected by the Court.

               Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons authorized under this Section to determine entitlement to indemnification shall not have made and furnished to the Indemnitee in writing a determination of whether the Indemnitee is entitled to indemnification within 30 days after receipt by the Company of the Indemnitee's request therefor, a determination of entitlement to indemnification shall be deemed to have been made, and the Indemnitee shall be entitled to such indemnification unless the Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

               SECTION 5. PAYMENTS TO INDEPENDENT COUNSEL. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Article and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to his selection until a court has determined that such objection is without a reasonable basis.

               SECTION 6. RIGHT TO BRING SUIT. In the event that:

               (a) a determination is made pursuant to Article V, Section 4 (Determination of Indemnification) that the Indemnitee is not entitled to indemnification under this Article;

               (b)  advancement of Expenses is not timely made pursuant to
                    Section 3 (Request for Indemnification) of this Article;

               (c) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (i) within 90 days after being appointed by the court, or (ii) within 90 days after objections to his selection have been overruled by the court, or (iii) within 90 days after the time for the Company or the Indemnitee to object to his selection; or

               (d) payment of indemnification is not made within five days after a determination of entitlement to indemnification;

          the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section shall be conducted in all respects as a DE NOVO trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a determination shall have been made or deemed to have been made that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 6, or otherwise, unless the Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

               The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 6 that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all provisions of this Article. In the event that the Indemnitee, pursuant to this Section 6, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Article, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in such judicial adjudication that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

               SECTION 7. NONEXCLUSIVITY OF RIGHTS. The rights to receive indemnification and advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, these Bylaws, any agreement, a vote of stockholders or disinterested directors, or otherwise.

               SECTION 8. OTHER INDEMNIFICATION. The Company's obligation, if any, to indemnify any Indemnitee who was or is serving at its request as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or nonprofit entity.

               SECTION 9. AMENDMENT OR REPEAL. No amendment, alteration or repeal of this Article or any provision thereof shall be effective as to any Indemnitee for acts, omissions, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal.

               SECTION 10. SURVIVAL OF RIGHTS. The provisions of this Article shall continue as to an Indemnitee whose Corporate Status has ceased and shall inure to the benefit of his heirs, executors and administrators.

               SECTION 11. INSURANCE. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware law.

               SECTION 12. INDEMNITY AGREEMENTS. The Company may enter into indemnity agreements with the persons who are members of its Board of Directors from time to time, and with such officers, employees and agents as the Board may designate, such indemnity agreements to provide in substance that the Company will indemnify such persons to the full extent contemplated by this Article.

               SECTION 13. DEFINITIONS. For purposes of this Article V:

          "Corporate Status" describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or nonprofit entity which such person is or was serving at the request of the Company.

          "DGCL" means the Delaware General Corporation Law as set forth in Title 8 of the Delaware Code.

          "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

          "Indemnitee" includes any person who was or is made, or is threatened to be made a party or is otherwise involved in any Proceeding by reason of his Corporate Status.

          "Independent Counsel" means a law firm, or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent (a) the Company or Indemnitee in any matter material to either such party or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

          "Matter" is a claim, a material issue or a substantial request for relief.

          "Proceeding" includes any action, suit, arbitration, alternate dispute resolution proceeding, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative, or investigative, except one initiated by an Indemnitee pursuant to
          Section 6 (Right to Bring Suit) of this Article to enforce his rights under this Article.

               SECTION 14. COMMUNICATIONS. Any communication required or permitted to be made to the Company shall be addressed to the Corporate Secretary of the Company and any such communication to an Indemnitee shall be addressed to his home address unless he specifies otherwise.

               SECTION 15. LEGALITY. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Effective as of effectiveness of the Amendment of the Certificate of Incorporation changing the name of the Company from Reliant Energy Power Generation Merger Sub, Inc. back to Orion Power Holdings, Inc.:

     The heading reading "AMENDED AND RESTATED BYLAWS of RELIANT ENERGY POWER GENERATION MERGER SUB, INC." is hereby deleted in its entirety and replaced with the following:

                           AMENDED AND RESTATED BYLAWS

                                       OF

                           ORION POWER HOLDINGS, INC.